Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-8452
e: laurie.stacy@advance-auto.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advance-auto.com

ADVANCE AUTO PARTS NAMES THOMAS GRECO CEO

George Sherman, Current Interim CEO, Continues As President

ROANOKE, Va. - April 4, 2016 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America serving both professional installers and do-it-yourself customers, today announced that the Company has named Thomas (Tom) Greco as CEO and a Director, effective April 11, 2016. Mr. Greco will succeed George Sherman, who has served as interim CEO since January, 2016. Mr. Sherman continues as President of Advance Auto Parts, a position he has held since April, 2013.

Mr. Greco, 57, joins Advance Auto Parts following a successful 30-year career at PepsiCo, Inc. Most recently, he served as CEO of Frito-Lay North America, where he was responsible for PepsiCo’s $14.8 billion snack and convenient foods business in the U.S. and Canada. During his tenure, Mr. Greco led PepsiCo’s most profitable operating segment in consistently driving sales and improved operating profits. He brings deep experience in leading a sales-driven organization with over 55,000 employees as well as significant expertise in managing a complex operational infrastructure, transforming the supply chain, and retooling go-to-market systems to better meet the needs of both large and smaller customers.

Jack Brouillard, Executive Chairman, said, “After a thorough search, we are pleased to have found an exceptional leader and operator with a proven track record of designing and executing winning strategies, driving profitable growth, and building an exceptional talent base. The Board is confident that Advance will benefit from Tom’s commercial expertise and energetic, solutions-oriented approach to leading complex, customer-focused operations in a competitive environment. The Board looks forward to working closely with Tom and the rest of our talented executives as we build value for our shareholders, customers, and team members.”

Mr. Brouillard continued, “I would also like to thank George Sherman for his contributions as interim CEO. Under George’s leadership, the Company has continued to take actions to drive improved profitability and we look forward to continuing to benefit from George’s valuable experience as an ongoing member of the leadership team.”

Mr. Greco said, “Advance Auto Parts is a clear industry leader with an unparalleled footprint and a growing number of customers who depend on our high-quality products and talented team members. I am humbled and honored to be CEO and join the Board of Advance. I could not be more excited to work with my colleagues throughout Advance to build on our strong foundation and accelerate profitable growth. This is a terrific industry and, together, we will begin a disciplined march to reach our full potential.”

Mr. Sherman said, “Advance has made considerable progress on a number of important objectives as we work to deliver improved and more consistent performance. I want to welcome Tom to our team and look forward to working with him to take advantage of our tremendous opportunity.”

Thomas Greco Biography
During this 30-year career with PepsiCo, Mr. Greco has held various leadership positions in sales and operations in both the United States and Canada. Tom’s leadership of Frito-Lay began in September 2011, after serving as Executive Vice President and Chief Commercial Officer, Pepsi Beverages Company (PBC), where he was responsible for leading PBC’s commercial efforts across North America. Before that, Tom was Executive Vice President of Sales for PepsiCo’s North America Beverages organization and President of Global Sales for PepsiCo. Previously, he served as President of Frito Lay Canada and Senior Vice President of Sales for Frito-Lay North America. Prior to joining PepsiCo, Mr. Greco worked at Procter & Gamble. Mr. Greco earned a bachelor’s degree from Laurentian University in Sudbury, Ontario, and received an MBA from the Richard Ivey School of Business in London, Ontario. He currently serves on the Board of Directors for G&K Services, the Grocery Manufacturers Association and the Dallas Stars Advisory Board.

About Advance Auto Parts
Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both professional installer and do-it-yourself customers. As of January 2, 2016, Advance operated 5,171 stores and 122 Worldpac branches and served approximately 1,300 independently owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Advance employs approximately 73,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements
Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding growth in shareholder value; statements regarding strategic plans or initiatives, growth or profitability; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP); and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that AAP may experience difficulty in successfully implementing the announced leadership changes; the ability of the persons appointed to lead and provide results in their new roles; potential disruption to AAP’s business resulting from the announced leadership changes; the impact of the announced leadership changes on AAP’s relationships with customers, suppliers and other business partners; AAP’s ability to attract, develop and retain executives and other employees; the risk that the benefits of the acquisition of General Parts International, Inc. (General Parts), including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Parts’ employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 2, 2016 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.